UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2016

Station Casinos LLC (Exact name of registrant as specified in its charter)	Red Rock Resorts, Inc. (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-54193 (Commission File Number)	27-3312261 (IRS Employer Identification No.)	Delaware (State or other jurisdiction of incorporation)	001-37754 (Commission File Number)	47-5081182 (IRS Employer Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                                        Regulation FD Disclosure.

On December 12, 2016, an intermediate California appellate court ruled in favor of the plaintiffs in Stand Up For California! v. State of California, concluding that the Governor of California exceeded his authority in concurring in the U.S. Secretary of the Interior’s determination that gaming on land now held in trust for the North Fork Rancheria of Mono Indians (the “Tribe”) in Madera County, California, would be in the best interest of the Tribe and not detrimental to the surrounding community.  The appellate court’s decision reversed a trial court’s previous ruling against the plaintiffs.  The Tribe and/or the State of California may petition the Supreme Court of California to review the appellate court’s decision; however, there can be no assurance that the Supreme Court would choose to grant a petition for review or how any such review would affect the appellate court’s decision.

Red Rock Resorts, Inc. (the “Company”) intends to continue to support the Tribe in pursuing the development of the North Fork project.  However, commencement of construction of the facility may be delayed, and ultimately could be prevented, as a result of the recent appellate court decision.

The information contained in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise incorporated by reference in any filing pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such a filing. The furnishing of the information in this report, is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 14, 2016

Station Casinos LLC		Red Rock Resorts, Inc.

/s/ Marc J. Falcone		/s/ Marc J. Falcone
By:	Marc J. Falcone	By:	Marc J. Falcone
	Executive Vice President, Chief Financial Officer and Treasurer		Executive Vice President, Chief Financial Officer and Treasurer